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                                                                    Exhibit 3.19

                                CF CABLE TV INC.

                  AMENDMENT TO THE ADMINISTRATIVE RESOLUTIONS

9.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Corporation shall indemnify any person and such person's heirs and legal representatives against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is or may be made a party by reason of being now or in the future, or having been, a director or officer of this Corporation or acting or having acted at this Corporation's request as a director or officer of any other corporation of which this Corporation is or has been or may become a shareholder or creditor, if (a) such person acted honestly and in good faith with a view to the best interests of the Corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. Where any such indemnification is subject to or conditional upon the approval or consent of any court, or of any governmental body or regulatory authority, this Corporation will exercise all reasonable efforts to obtain, or assist in obtaining, or facilitate the obtaining of such approval or consent.

    The Corporation shall enter into an agreement with each of the persons now acting or who may in the future act as a director as referred to above, and with such of the persons now acting or who may in the future act as an officer as referred to above as may be designated from time to time by the Board, evidencing the foregoing undertaking to indemnify, the whole in such form and upon such terms and conditions as may be approved by the directors and/or officers who sign such an agreement on behalf of the Corporation, the fact of such approval to be conclusively evidenced by their execution of any such agreement.

    PASSED by the directors on February 6, 1995.